Exhibit 10.3

PROFESSIONAL SERVICE AGREEMENT
BETWEEN
ContinuityX Solutions, Inc. & Michael Neiberg

This Agreement is made and entered into by and between ContinuityX and Michael Neiberg. ContinuityX desires to engage and retain the services of Michael Neiberg to provide strategic investor relations and financial consultation necessary to implement efforts associated with ContinuityX's North American visibility strategy. Michael Neiberg has the qualifications and experience necessary to provide said services to ContinuityX. The parties hereby contract and agree as follows:

SECTION 1- SCOPE OF WORK

1.
ContinuityX hereby engages Michael Neiberg to provide investor relations and financial consultation necessary to attract a strong relationship with the investment community including both buy and sell side firms. Consultation services will include assisting Management with drafting, testing and communicating appropriate financial goals to be used for guidance and pro-forma projections.

2.	Michael Neiberg hereby accepts such engagements, and agrees to use his best professional judgment and skills providing said services.
3.	ContinuityX acknowledges that Michael Neiberg shall have the right to render similar services to or on behalf of others during the term of this Agreement.
4.
Michael Neiberg shall observe and comply with those rules, regulations and policies as may be adopted by ContinuityX as the same may relate to the provision of the specified services. Michael Neiberg further agrees to comply with all applicable ethical standards and all applicable laws within the Telecom, Securities, and Financial Marketplace.

SECTION 2- TERM The term of the Agreement shall be for 2 years unless terminated in writing. Agreement can be renegotiated or extended upon request for additional services at any time upon mutual agreement by ContinuityX and Michael Neiberg. Agreement may be terminated for cause with thirty day notice to cure for material lapse in performance measures and deadlines mutually agreed upon from Quarter — to — Quarter, at which time shares equivalent on a pro-rata quarterly basis shall be cancelled for unfulfilled Quarters of service.

SECTION 3- PAYMENTS In consideration for the strategic investor relations and financial consulting services provided by Michael Neiberg, ContinuityX agrees to pay Michael Neiberg as follows: a) $100,000 in restricted stock (due upon signing); b) Direct expenses if incurred on work preformed for ContinuityX with pre-approval over $1,000 in writing from CEO.

SECTION 4- TERMINATION This agreement is cancelable with 30 days notice and cure period provided for material lapse in performance or acting outside the description of this Agreement. Upon early termination, a pro-rata cancellation of shares for time not served shall be mutually agreed upon. Any disputes shall be subject to binding mediation.

SECTION 5- INDEPENDENT CONTRACTOR While in the performance of providing the services outlined herein or carrying out other obligations under this Agreement, Michael Neiberg shall be acting in the capacity of Independent Contractor or "Representative" and not as an employee of ContinuityX. ContinuityX shall not be obligated to any person, firm, corporation or other entity for any obligation of Michael Neiberg arising from the performance of services under this Agreement. Nothing contained in this Agreement is intended to, or shall be construed in any manner, as creating or establishing the relationship of employer/employee between the parties. Michael Neiberg shall at all times remain an independent contractor with respect to the services to be performed under this Agreement. ContinuityX shall be exempt from payment of all Unemployment Compensation, FICA, retirement, life and/or medical insurance and Workers' Compensation Insurance, as Michael Neiberg is an independent contractor.

SECTION 6- CONTRACT EXECUTION This Agreement represents the entire agreement between ContinuityX and Michael Neiberg and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both parties.

SECTION 7- APPLICABLE LAW This agreement shall be consummated in the State of New York and shall be governed and/or construed in accordance with the laws of the State of New York.

SECTION 8-IDEMNIFICATION To the fullest extent permitted by law, ContinuityX shall protect, defend, indemnify and hold Michael Neiberg harmless from and against any and all claims, demands, judgments, fines, suits, actions or causes of liability, and absolute liability which may arise in favor of any person, persons or entity on account of illness, disease, property damage, loss of property, services, wages, death or personal injury resulting from operations contemplated by this Agreement. Further, ContinuityX shall indemnify Michael Neiberg for all reasonable expenses including, but not limited to, all costs, fees and charges of engineers, architects, attorneys, expert witnesses, fees, other direct costs of litigation, and other professional and all court, arbitration or other dispute resolution costs arising out of, incurred by or imposed upon Michael Neiberg in connection therewith for any such loss, damage, claims, demands, judgments, fines or penalties, suites, causes of action, injury or other casualty. Continuity further agrees to pay all reasonable expenses and attorney's fees incurred by Michael Neiberg in establishing the right to indemnify pursuant to the provisions of this Agreement.

SECTION 9-NOTICES: Any communications to be given hereunder by either Party to the other shall be deemed to be duly given if set forth in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

Notices should be sent to ContinuityX at the following address:

David Godwin Chairman, CEO and President, 610 State Route 116, Metamora, IL 61548. Notices should be sent to Michael Neiberg at the following address: Michael Neiberg, 129 West 20th st #5b, New York, NY, 10011. Written notices hereunder delivered personally shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated five (5) days after deposit in the mail, postage prepaid, certified, in accordance with this paragraph.

SECTION 10- SEVERABILITY The parties to this Agreement understand and agree that the provisions herein, shall, between them, have the effect of law, but in reference to matters not provided herein, the Agreement shall be governed by the regulations of the United States and the laws of the State of New York.

SECTION 11- ASSIGNMENT This Agreement may not be assigned or transferred at any time to any person, firm or corporation or other legal entity except with the express prior written approval of ContinuityX and Michael Neiberg.

SECTION 12- OWNERSHIP OF DOCUMENTS All documents, data, and records produced by Michael Neiberg in carrying out the obligations and services under this Agreement shall become and remain the property of ContinuityX. Michael Neiberg shall be entitled to retain a copy of all such documents,data and records.

IN WITNESS THEREOF, the parties have executed this Agreement as of this 17th, day of July, 2012.

ContinuityX CORP.

Signed by:	/s/ David Goodwin	Date:	7/17/12
David Goodwin, CEO

Signed by:	/s/ Michael Neiberg	Date:	7/17/12
Michael Neiberg